AMENDED AND RESTATED

STATEMENT OF COMPLIANCE

(BMO 2024-C10)

I, James Maitland, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement listed on the attached Schedule A (the “Agreement”), the following:

1. A review of the Company’s activities as Certificate Administrator during the reporting period beginning January 1, 2025 and ending December 31, 2025 (the “Reporting Period”), and of its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period, except as noted on the attached Schedule A.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

This Amended and Restated Statement of Compliance supersedes the Statement of Compliance, dated as of March 19, 2026, previously delivered by the Company (the “Original Statement of Compliance”), solely with respect to the Pooling and Servicing Agreement listed on the attached Schedule A. The Original Statement of Compliance remains unchanged with respect to any other pooling and servicing agreement or trust and servicing agreement listed thereon.

Capitalized terms used but not defined in this amended and restated statement of compliance have the meanings set forth in the Agreement.

Date: November 6, 2026

Citibank, N.A.

By: /s/ James Maitland

Name: James Maitland

Title: Managing Director

Schedule A

Pooling and Servicing Agreement:

Pooling and Servicing Agreement, dated as of November 1, 2024 (the “Agreement”), by and among BMO Commercial Mortgage Securities LLC, as depositor (the “Registrant”), KeyBank National Association, as master servicer (the “Master Servicer”), 3650 REIT Loan Servicing LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Wilmington Savings Fund Society, FSB, as trustee for the BMO 2024-C10 Mortgage Trust.

Compliance Exceptions under the Agreement

The following describes the exceptions to the Company's certification, as Certificate Administrator, that it has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

The Company, as Certificate Administrator, assembled and filed a Form 10-D distribution report and related Form ABS-EE each month during the Reporting Period on behalf of the Registrant. On September 25, 2026, the Company received notice that each such Form 10-D distribution report and related Form ABS-EE contained certain outdated Schedule AL information that related back to the Schedule AL filed in connection with the closing of the related securitization.

Upon further review, the Company determined that, each month, the Master Servicer timely delivered to the Certificate Administrator the updated CREFC® Schedule AL files required by the Agreement, but also included in its transmission to the Certificate Administrator each month the initial CREFC® Schedule AL file and initial Schedule AL additional file originally filed on the closing date of the securitization. The updated files were not clearly distinguishable by their filenames from the initial files, and the parties' respective understandings concerning file identification and selection were not aligned. As a result, the Certificate Administrator relied on its understanding of the applicable file-naming conventions (without confirming with the Master Servicer which Schedule AL file was the updated one) and filed the initial Schedule AL file instead of the updated Schedule AL file each month during the Reporting Period.

Remediation

On October 1st and October 2nd, 2026, the Company, as Certificate Administrator, filed a Form 10-D/A and Form ABS-EE/A with respect to each month during the Reporting Period to file the updated Schedule AL file related to such Form 10-D report.

The Company has also developed and implemented enhanced procedures to address and resolve the communication and file-identification issues that led to the inaccurate Schedule AL reporting during the Reporting Period. In the future, the Company understands that the Master Servicer has agreed to transmit only the updated Schedule ALs in XML format each month. Nevertheless, in the event it receives multiple XML files related to Schedule ALs, it will request that the applicable master servicer confirm the correct file(s) to include in the related Form 10-D, regardless of any apparent naming conventions; and (2) to the extent the Company timely receives the applicable master servicer’s transmission each month, it will confirm that the Schedule ALs attached relate to the applicable reporting period for the Registrant’s related commercial mortgage-backed securitization transaction.